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                       [Letterhead of Arthur Andersen LLP]

To the Board of Directors
Norske Skog Canada Limited
9th Floor, 700 West Georgia Street
Vancouver, British Columbia
Canada V7J 1J7

February 8, 2002

We consent to the inclusion in this registration statement on Form F-4 (the "Registration Statement") of our report dated February 2, 2001 relating to the consolidated balance sheet of Pacifica Papers Inc. (the "Company") as at December 31, 2000 and the consolidated statements of earnings and retained earnings and cash flows of the Company for year ended December 31, 2000.

In addition, we consent to the reference to our firm under the heading "Experts" in the Registration Statement.

/s/ Arthur Andersen LLP
Chartered Accountants